Exhibit 10.16

TAX SHARING AGREEMENT

This Tax Sharing Agreement (the “Agreement”) is made effective for federal taxable years beginning on the 9th day of November 2004, and for all state taxable years beginning on the 30th day of December 2002, by and between Cypress Semiconductor Corporation, a Delaware corporation (“Parent”) and its subsidiary SunPower Corporation, a California corporation (the “Subsidiary”).

WHEREAS, Parent is the parent of an affiliated group of corporations, as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), of which the Subsidiary is a member; and

WHEREAS, Parent on behalf of its affiliated group, has filed for previous taxable years consolidated federal income tax returns in accordance with Section 1501 of the Code and is required to file consolidated federal income tax returns for subsequent taxable years; and

WHEREAS, Parent is the parent of a unitary group of corporations, as defined by state tax laws and regulations, of which Subsidiary is, or will be, a member; and

WHEREAS, Parent on behalf of its unitary group, has filed for previous taxable years combined state income tax returns in accordance with the laws and regulations of each state where Parent and Subsidiary conducts business operations, and is required to or elects to file combined income tax returns for subsequent taxable years; and

WHEREAS, Subsidiary may form, merge or acquire a subsidiary corporation which will join the Parent’s affiliated group of corporations, as defined in Section 1504(a) of the Code, or the Parent’s unitary group of corporations, as defined by state law.

WHEREAS, the parties wish to provide for the allocation among them of their consolidated federal income tax liability, combined state income tax liability, and various other federal and state tax liabilities arising prior to, as a result of, and subsequent to a Deconsolidation, and to provide for and agree upon other matters relating to such Income Taxes

WHEREAS, the parties acknowledge that Parent has made continuous investment in Subsidiary and thereby wish to allocate to Parent the tax benefit of all pre-Deconsolidation federal and state tax credit carryforward, net operating loss carryforward and any other tax carryforward amounts attributable to each Subsidiary under federal or state law and regulations.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained herein, the parties agree as follows:

1. DEFINITIONS.

For purposes of this Agreement, the terms set forth below shall be defined as follows:

(a) “Consolidated Return(s)” means any consolidated, combined or unitary Tax Returns filed by Parent with respect to United States federal, state or local Taxes imposed or based on net income, net worth or gross receipts, or otherwise.

(b) “Deconsolidation” shall mean any event pursuant to which a Subsidiary ceases to be includible in a Parent Consolidated Return for federal or state income tax purposes.

(c) “Distribution” shall mean a distribution of Subsidiary stock by Parent to Parent’s shareholders in a transaction intended to qualify as a tax-free distribution under Section 355 of the Code.

(d) “Group” shall mean Parent (as hereinafter defined), the Subsidiary, and all other corporations (whether now existing or hereafter formed or acquired) that have joined, or will join, with Parent in filing a Consolidated Return.

(e) “Group Tax Liability” shall mean the federal or state income tax liability of the Group reported on any Consolidated Return of the group filed for the taxable year.

(f) “Member” shall mean any corporation that is included in the Group, or any successor to such corporation.

(g) “Parent” shall mean (i) Parent, (ii) any successor common parent corporation described in Treas. Reg. §1.1502-75 (d) (2) (i) or (ii), or (iii) any corporation as to which Parent (or successor corporation described in clause (ii) hereof) is the “predecessor” within the meaning of Treas. Reg. §1.1502-1 (f) (4), if such corporation acquires Parent (or a successor corporation described in clause (ii) hereof) in a “reverse acquisition” within the meaning of Treas. Reg. §1.1502-75 (d) (3).

(h) “Separate Return Tax Liability” shall mean with respect to any taxable year the hypothetical federal or state income tax liability of Subsidiary determined on a pro forma basis as if each Subsidiary had filed its own separate federal or state income tax return for such year (and for every taxable year prior thereto in which each Subsidiary was a Member) in accordance with the rules set forth in Section 3 hereof.

(i) “Subsidiary” means SunPower Corporation and any Sub-Subsidiary owned by SunPower Corporation.

(j) “Sub-Subsidiary” means any corporation, partnership or limited liability company owned directly by SunPower Corporation or any indirectly owned company of SunPower Corporation, so long as the company is a Member as defined herein.

(k) “Tax(es)” means all federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, severance, excise, payroll, withholding and any other taxes (including interest and penalties thereon).

(l) “Tax Benefit Payable” means the amount due Parent under Section 4 of this Agreement attributable to certain tax attributes (i.e., NOL carryforward, credit carryforward, etc.)

of each Subsidiary, under the Code or pursuant to State law or regulations, at the time of Deconsolidation , determined on a separate return basis and in accordance with Section 4 hereof.

(l) “Tax Returns” means all returns, reports and information statements (including all exhibits and schedules thereto) filed or required to be filed with a taxing authority with respect to any Taxes.

2. FILING OF RETURNS.

(a) Parent shall, on a timely basis, file or cause to be filed, Consolidated Returns and estimated tax returns for each taxable year during the term of this Agreement and shall pay in full any tax shown as due thereon. Each Subsidiary shall execute and file such consents, elections, and other documents as may be required or appropriate for the proper filing of such returns. Each Subsidiary shall also maintain such books and records, and continue to maintain such books and records for the duration of the applicable statute of limitation for each jurisdiction imposing such Taxes, and timely provide such information as Parent may request in connection with the matters contemplated by this Agreement.

(b) Parent shall have the right, in its sole discretion, to:

(i)	Make any elections which are employed in the filing of such Consolidated Returns, including any elections denominated as such in the Code such as choice of methods of accounting and depreciation;

(ii)	Determine the manner in which such returns shall be prepared and filed, including without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported;

(iii)	Contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of any such returns;

(iv)	File, prosecute, compromise or settle any claim for refund; and

(v)	Determine whether any refunds to which the Group may be entitled shall be paid by way of refund or credit against the federal or state income tax liability of the Group.

(c) Upon formation or acquisition of a Sub-Subsidiary, Subsidiary shall cause such Sub-Subsidiary to execute and be bound by this Agreement as of the first date on which such Sub-Subsidiary qualifies under federal and/or state law to become a Member of the Group. The Group will jointly file state and local tax returns on a combined, consolidated, unitary, or other method that Parent determines appropriate and beneficial for the Group. In the event any such state or local tax returns are filed, the provisions of the Agreement shall apply to the allocation, preparation, filing and payment related to such state and local taxes and returns and shall be applied as is appropriate in the context of the applicable state and local tax laws as determined in the discretion of Parent. The provisions of this Agreement also apply to any other Taxes of the Group.

(d) Subsidiary shall designate Parent (and shall cause each Sub-Subsidiary to designate Parent) as its agent and attorney-in-fact (and shall execute any powers of attorney) for the purpose of taking any and all actions necessary for the filing of the Consolidated Returns. Subsidiary will furnish (and cause each sub-Subsidiary to furnish) to Parent all information that is reasonably requested in order to carry out the provisions of this Agreement and to determine the amount of the Separate Return Tax Liability.

3. SEPARATE RETURN TAX LIABILITY CALCULATION.

(a) Parent will calculate a Separate Return Tax Liability for each Subsidiary on or before the Tax Return filing due date (including any extensions thereof) and shall notify Subsidiary in writing of such Separate Return Tax Liability within 15 days of filing each applicable Tax Return.

(b) The Separate Return Tax Liability will be calculated, in general, by the following process including any applicable special rules as listed below:

(i)	Taxable net income, as defined by the Code and state laws and regulations, shall be determined by taking into account losses, credits, carryovers of losses and credits from prior or subsequent years, and other tax attributes of each Subsidiary (determined without reference to the effect of the application of the Consolidated Return regulations on the Subsidiary’s attributes), all of which attributes are subject to the limitations of the federal or state laws and regulations that would have been applicable had the Subsidiary filed a separate federal or state income tax return for all taxable years relating to the computation,

(ii)	Notwithstanding the foregoing subpart (i), any employee compensation deduction resulting from the exercise of Parent stock options (without regard to the treatment under the Code, Treasury Regulations or state laws) shall be allocated as an exclusive deduction to Parent, and shall remain with Parent (and not with the Subsidiary) in calculating Subsidiary’s Separate Return Tax Liability for all taxable years under this Agreement;

(iii)	Tax shall be imposed on the taxable net income of each Subsidiary at a rate equal to the top marginal rate specified by the Code or state law for the taxable year under each applicable tax provision (including without limitation to taxes imposed under Sections 11, 55 and 1201 (a) of the Code) and employing the methods and principles of accounting, elections and conventions that are used by the Group; and

(c) For purposes of determining the Separate Return Tax Liability of each Subsidiary, the following special rules shall apply:

(i.)	Any carryover of loss or credit that arose in a taxable year prior to the time in which each Subsidiary became a Member (and which has not been or will not be utilized prior to the date of this Agreement) may be taken into account only to the extent of federal or state income tax benefit actually obtained, by the Group, as determined after full utilization of the Group’s other attributes;

(ii.)	Items of deduction or credit that are calculable only on a consolidated basis (for example, the manufacturing deduction of Section 199 of the Code) shall be determined on such basis (and not on a separate return basis) and then equitably apportioned by Parent; and

(iii.)	Parent may from time to time establish any other special rules that Parent in its sole discretion deems necessary or appropriate to carry out the purposes of this Agreement.

4. PAYMENTS.

For each taxable year of the Group with respect to which a Consolidated Return is filed, Subsidiary shall make payments to Parent in the following manner:

(a) Subsidiary shall pay to Parent the total amount of Subsidiary’s (including each Sub-Subsidiary’s) Separate Return Tax Liability not later than thirty (30) days after the date on which the Group’s Consolidated Return for Taxes is required to be filed (including any extensions thereof).

(b) Subsidiary shall pay to Parent, but not later than fifteen (15) days after the date each Subsidiary would be required to make payment of estimated Taxes for Consolidated Returns if Subsidiary was to file a separate Tax Return for the taxable year (including any payment due at the time any extension of time for the filing of such hypothetical return is obtained), an amount, as determined by Parent in a manner consistent with Section 3 hereof, equal to the periodic amount of Subsidiary’s Separate Return Tax Liability that would be due were each Subsidiary to file a separate Tax Return for the taxable year. Any payments made by Subsidiary to Parent under this subparagraph (b) with respect to a taxable year shall be applied to reduce the amount, if any, owing by Subsidiary under subparagraph (a) of this paragraph 4 with respect to such year. Any excess of such payments over the amount determined under subparagraph (a) of this paragraph 4 for such year shall be repaid by Parent to Subsidiary not later than forty-five (45) days after the date on which the Group’s Consolidated Return is filed or, to the extent that such excess represents all or a part of a tax refund claimed by the Group, not later than forty-five (45) days after the receipt of such refund.

(c) The Tax Benefit Payable shall be calculated immediately prior to Deconsolidation, and shall become an obligation of Subsidiary due to Parent. No portion of the Tax Benefit Payable will become payable to Parent until Subsidiary is entitled to utilize such portion on a tax return filed after Deconsolidation. Subsidiary shall then distribute such portion to Parent in the form of Subsidiary stock or cash, at Subsidiary’s discretion, within thirty (30) days after the filing of such tax return. Subsidiary shall have an affirmative duty to notify Parent in advance that such portion is available for utilization. The Tax Benefit Payable shall be reduced by any such portion distributed to Parent.

(d) For purposes of this Agreement, the total amount of the Tax Benefit Payable shall be calculated based on the sum of the following amounts:

(i)	the total carryforward amounts of any and all federal or state income tax credits (current and prior years, irrespective of when earned) attributable to Subsidiary (including each Sub-Subsidiary) at time of Deconsolidation, and

(ii)	the effective corporate tax rate (34% federal and 6% state) multiplied by the respective sum of the total carryforward amounts of all net operating losses (current and prior year) attributable to Subsidiary (including each Sub-Subsidiary) at time of Deconsolidation and the carryforward of all capital losses (current and prior year) and any other taxable income carryforward amount declared.

(e) Amounts attributable to a taxable year that includes the date of the Deconsolidation shall be determined as if Subsidiary closed its books on such date.

In the event of a determination increasing the amount of any income tax credit carryforward, net operating loss carryforward, capital loss carryforward or any other taxable income carryforward amount attributable to any Subsidiary for any period or portion thereof prior to Deconsolidation, the Tax Benefit Payable will be recalculated under subparts (i) and (ii) above and paid by Subsidiary to Parent as described in Section (c) of this Paragraph 4.

5. CHANGES IN TAX LIABILITY.

(a) If with respect to any taxable year

(i)	the Group files an amended Consolidated Return reporting a consolidated tax liability different from the Group Tax Liability,

(ii)	the Group Tax Liability or any Subsidiary’s tax liability is adjusted and such adjustment is a part of a final “determination” as the term is defined in section 1313(a) of the Code, or

(iii)	the Group is assessed and pays income taxes in excess of the Group Tax Liability by reason of any of the events specified in section 6213(b) or (d) of the Code,

then the amounts of the payments required under paragraph 4 shall be recomputed, subject to the limitations of subparagraph (c) of this paragraph 5, to give effect to such amended return, adjustment or assessment, as the case may be. Subsidiary shall then pay to Parent, or Parent shall then pay to Subsidiary, as the case may be, any difference between the amounts determined by such recomputation and the amounts previously paid. Such payments shall be made no later than

(i)	where an additional payment of tax by the Group is due as a result of such amended return, adjustment or assessment, the later of (a) fifteen (15) days after the date of which such additional payment of tax is due and (b) fifteen (15) days after the date on which Parent notifies Subsidiaryof the amount of payment due from Subsidiary pursuant to this subparagraph (a); or

(ii)	where the Group receives a refund arising from such amended return or adjustment, forty-five (45) days after the receipt of such refund.

(iii)	where, after Deconsolidation and utilization by Subsidiary of a tax attribute taken into account in calculating the Tax Benefit Payable, an additional payment of tax by any Subsidiary is due as a result of a final determination that such tax attribute is unavailable, (15) days after the date on which the Subsidiary notifies Parent of the amount of payment due from Parent pursuant to this subparagraph (a) and (15) days after the date of which Subsidiary pays such additional amount due to the taxing jurisdiction.

(b) If with respect to any taxable year the Group files an amended Consolidated Return reporting a consolidated federal or state income tax liability identical to the Group Tax Liability, then the amounts of the payments required under paragraph 4, subject to the limitations of subparagraph (c) of this paragraph 5, shall be recomputed to give effect to such amended return. Not later than forty-five (45) days after the filing of such amended return, Subsidiary shall pay to Parent, or Parent shall pay to Subsidiary, as the case may be, any difference between the amounts determined by such recomputation and the amounts previously paid.

(c) If with respect to any taxable year a Subsidiary realizes a loss or credit that would be permitted under the Code (taking into account any election under section 172 (b) (3) of the Code) to be carried to one or more taxable years that precede such taxable year if such Subsidiary had filed any applicable separate tax return for all such taxable years, then the amounts of the payments required under paragraph 4 for such taxable years shall be recomputed to give effect to such carryback; provided, however, that, notwithstanding subparagraphs (a) and (b) of this paragraph 5, no such recomputation shall be made with respect to any loss or credit carried back to a taxable year beginning before the date hereof, or, if later, a taxable year in which a Subsidiary was not a Member; provided, further, that no loss or credit that could be carried back to a taxable year beginning before the date hereof in which a Subsidiary was a Member shall be considered in determining each Subsidiary’s Separate Return Tax Liability for any other year. Subsidiary shall pay to Parent, or Parent shall pay to Subsidiary, as the case may be, any difference between the amounts determined by such recomputation and the amounts previously paid not later than forty-five (45) days after the date on which the Group’s Consolidated Return for the taxable year is filed, or to the extent that such difference represents all or part of a tax refund claimed by the Group, not later than forty-five (45) days after the receipt of such refund.

(d) The parties recognize that a recomputation under subparagraphs (a), (b) or (c) of this paragraph 5 of the amounts of the payments required under paragraph 4 for any taxable year will not necessarily be the final determination of the amounts of such payments for such year, and the amounts of such payments may be recomputed more than once.

(e) In the event that a change in the tax liability of the Group arising from an amended return, adjustment or assessment described in subparagraph (a) of this paragraph 5 results or will result in the receipt of payment of interest, or the payment or recovery of penalties in excess of the aggregate interest or penalties included in determining the aggregate Subsidiary Separate Return Tax Liability, such interest or penalties shall be allocated to each Subsidiary as follows: The total amount of such excess interest or penalty shall be multiplied by a fraction, the denominator of which is the amount of the change in the Group Tax Liability on which the interest or penalty is computed, and the numerator of which is the amount of the change in each Subsidiary’s allocated tax liability, in both cases with respect to the most recent prior computation of the Group Tax Liability and the Subsidiary’s Separate Return Tax Liability. Subsidiary shall pay to Parent, or Parent shall pay to Subsidiary, as the case may be, the aggregate amount of excess interest or penalties allocated to each Subsidiary pursuant to this subparagraph 5(e) at the same time the amounts payable pursuant to subparagraph (a) of this paragraph 5 become payable.

(f) Except as provided in paragraph 7, payments made pursuant to subparagraphs (a), (b), (c), (d) or (e) of this paragraph 5 shall not themselves bear interest.

(g) Notwithstanding the provisions of this paragraph 5, a Subsidiary (including any Sub-Subsidiary) shall not file an amended Consolidated Return or cause an amended Consolidated Return to be filed without first obtaining the express written consent of the Parent.

6. INDEMNIFICATION.

(a) Subsidiary (including any Sub-Subsidiary) shall indemnify and hold harmless Parent against the amount of any and all liability, loss, expense or damage Parent may suffer or incur as a result of any or all claims, demands, costs or expenses (including, without limitation, attorneys’ and accountants’ fees), interest, penalties or judgments made against it arising from or incurred in relation to

(i)	any failure of Subsidiary to pay any amount to Parent with respect to Subsidiary’s obligations under paragraphs 3, 4 and 5 of this Agreement,

(ii)	the failure of the Subsidiary to comply with its obligations under subparagraph (a) of paragraph 3 of this Agreement,

(iii)	any and all Taxes (other than Taxes in respect of Consolidated Returns) due or payable by Subsidiary for any taxable year or Tax period beginning before, on or after the date hereof,

(iv)	any Taxes resulting from the application of Section 355(e) of the Code or similar provision of other applicable law to the Distribution as a result of one or more acquisitions of Subsidiary stock after the Distribution, except for any Taxes which would result taking into account only (A) issuances and dispositions of Subsidiary stock prior to the Distributions and (B) dispositions of Subsidiary stock by Parent after the Distribution, and

(v)	any Taxes resulting from any action or failure to act by Subsidiary, or any condition known to Subsidiary to exist (and not known to Parent to exist), which action, failure to act or condition causes any representation made in connection with the opinion provided to Parent regarding the qualification of the Distribution under Section 355 of the Code to be untrue.

(b) Parent shall:

(i)	Indemnify and hold harmless Subsidiary against the amount of any and all liability, loss, expense or damage Subsidiary may suffer or incur as a result of any or all claims, demands, costs or expenses (including, without limitation, attorneys’ and accountants’ fees), interest, penalties or judgments made against it arising from or incurred in relation to all taxes in respect of all Consolidated Returns other than those taxes for which Subsidiary is responsible under this Agreement, and

(ii)	Make any payment, remove any lien and take any action reasonably necessary to prevent Subsidiary from incurring such liabilities, losses, expenses or damages. Subsidiary shall not be entitled to indemnification by Parent pursuant to this paragraph 6 unless such Subsidiary has made all payments required of it pursuant to paragraph 3, 4 and 5 of this Agreement and fully complied with subparagraph (a) of paragraph 4 of this Agreement.

(c) Payment pursuant to the indemnity provided in this paragraph 6 shall be made within fifteen (15) days of notice that a payment requiring indemnification under this paragraph 6 has been made by the Parent or the Subsidiary.

(d) Neither Subsidiary nor any Sub-Subsidiary shall knowingly take or fail to take any action that could reasonably be expected to preclude Parent’s ability to undertake (as determined in its sole discretion) a Distribution.

7. DEFAULT INTEREST.

Where any payment required by this Agreement to be made from one party to another is not made within ten days of the time provided under this Agreement, the amount not timely paid shall bear interest at the rate established pursuant to section 6621(a) (2) of the Code.

8. TERMINATION OF AFFILIATION.

The obligations of Parent and Subsidiary (including any Sub-Subsidiary) set forth under this Agreement shall be unconditional and absolute, and shall remain in effect beyond Deconsolidation and without limitation as to time until all periods of limitations, including any extension or waiver periods for returns covered under this Agreement, have expired and no further carrybacks to such periods are possible, and for 30 days thereafter. Furthermore, the rights and obligations of the Parties under this Agreement may not be assigned by either Party without the prior written consent of the other Party to this Agreement.

9. RESOLUTION OF DISPUTES.

(a) Any dispute concerning the calculation or basis of the Separate Return Tax Liability for each Subsidiary or any Payment provided for in Section 4 of this Agreement shall be ultimately resolved (if necessary) by a law firm or accounting firm, selected jointly by Parent and Subsidiary, utilizing the allocation and payment rules and procedures as prescribed in this Agreement, and whose judgment shall be conclusive and binding upon the parties in absence of manifest error.

(b) Fees and other expenses of such law or accounting firm shall be paid equally (50%) by Parent and Subsidiary.

(c) Any other dispute or ambiguity occurring under this Agreement shall be resolved by Parent in a reasonable manner and consistent with the principles and procedure set forth in this Agreement. The judgment of Parent shall be conclusive and binding upon each of the parties to this Agreement.

10. INFORMATION AND EXPENSES.

Parent is authorized to retain accountants and attorneys for the purpose of preparing the Group’s Tax Returns provided for herein, and Subsidiary agrees to pay all costs incurred by Subsidiary in furnishing records, documents or information in the form requested by Parent in connection with the preparation of any such returns. Subsidiary shall promptly provide Parent with such records, documents and information, as Parent shall request in connection with the preparation of such returns. Parent shall be authorized to retain accountants and attorneys for the purpose of preparing any of the refund claims provided for herein, and for representation in connection with any Subsidiary disputes with the IRS. In cases where the action taken is Subsidiary specific or where Subsidiary has agreed that the action taken is appropriate, Subsidiary agrees to pay the costs reasonably allocated to it by Parent of employing such attorneys and accountants (including associated court costs), and to bear the costs incurred by it in furnishing records, documents and testimony in connection with any such matter.

11. MISCELLANEOUS PROVISIONS.

(a) This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supercedes all prior written, oral or implied understandings, representations and agreements among the parties with respect thereto. No alteration, amendment, or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each party.

(b) This Agreement shall be binding upon and inure to the benefit of each party hereto, its respective successors and assigns, and each Member of the Group not a party hereto.

(c) This Agreement is not intended to benefit any person other than the parties hereto, each of their respective successors and assigns, and Members of the Group not a party hereto. No person not (i) a party, (ii) a party’s successor or assign or (iii) a Member of the Group shall be a third party beneficiary hereof.

(d) This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of California (regardless of the laws that might be applicable under principles of conflicts of laws).

(e) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f) The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

(g) Any notice or other communication required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by certified or registered United States mail postage prepaid, to the parties at the following addresses (or at such other address as a party may specify by notice to the others):

If to Parent: Company Name	Cypress Semiconductor Corporation
Street Address	3901 North First Street
City, State Zip	San Jose, CA 95134
Attention:	Brad Buss, Chief Financial Officer

If to Subsidiary:
Company Name	SunPower Corporation
Street Address	430 Indio Way
City, State, Zip	Sunnyvale, CA 94086
Attention:	Emmanuel Hernandez, Chief Financial Officer

Any such notice or communication shall be effective and be deemed to have been given as of the dates delivered or mailed, as the case may be; provided that any notice or communication changing any of the addresses set forth above shall be effective and deemed to have been given only upon its receipt.

(h) Where the context so requires, the word “person” shall include a corporation, firm, partnership or other form of association or entity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.

Cypress Semiconductor Corporation	SunPower Corporation

By:	By: